GSRX INDUSTRIES INC. RAISES 1ST QUARTER GUIDANCE BASED ON STRONGER THAN EXPECTED SALES AT THE COMPANY’S U.S. DISPENSARIES AND OF ITS PURE AND NATURAL CBD PRODUCTS

Dorado, Puerto Rico, February 27, 2019 – GSRX Industries Inc. (OTCQB: GSRX) (“GSRX” or, the “Company”) today provided guidance that thus far, 1st quarter sales have been stronger than projected at the Company’s five owned-and-operated Green Spirit RX medicinal cannabis dispensaries in Puerto Rico, and at the Company’s owned-and-operated Green Room dispensary in Point Arena, California. In addition, sales have been very robust for the Company’s Pure and Natural brand non-THC CBD products, available online at GetPureAndNatural.com, and at the first Pure and Natural retail location.

Given the stronger than anticipated sales, management is adjusting its revenue expectations upward from previous estimate of $2.6 – $2.7 million, and now anticipates record revenues of $2.7 - $2.9 million for 1st quarter 2019.

“We continue to see strong demand across all our U.S. operations and look forward to reporting record sales for the quarter,” said GSRX CEO Les Ball CEO.

GSRX Industries Inc. will announce 4th quarter and 2018 annual financial and operating results on or about March 15, 2019.

About GSRX Industries Inc. GSRX Industries Inc. (OTCQB: GSRX), through its subsidiaries, is in the business of acquiring, developing and operating retail cannabis dispensaries, and is in the process of expanding its business to include the cultivation, extraction, manufacture and delivery of cannabis and cannabinoid products. Currently, GSRX operates five cannabis dispensaries in Puerto Rico under the name Green Spirit RX, one dispensary in California under the name The Green Room, and has five additional pre-qualified locations in Puerto Rico, all of which are in various phases of development and construction. GSRX also owns and operates the e-commerce site GetPureAndNatural.com, which offers a broad range of pharmaceutical grade CBD products.

Websites:

Green Spirit RX https://www.greenspiritrx.com/

Spirulinex https://www.spirulinex.com

Get Pure and Natural GetPureandNatural.com

Instagram:

Spirulinex https://www.instagram.com/spirulinex/

The Green Room https://www.instagram.com/greenroommendo/

Facebook:

Green Spirit RX (Puerto Rico) https://www.facebook.com/Green-Spirit-Rx-746194692378429/

Spirulinex https://www.facebook.com/spirulinex/

The Green Room https://www.facebook.com/greenroommendo/

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, anticipated revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

Contact:

Paul Gendreau

PGPR

paul@pgprmedia.com

678-807-7945